UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2009

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24566-01	36-4460265

(State or other jurisdiction	(Commission File No.)	(IRS Employer
jurisdiction of incorporation)	Identification Number)

800 West Madison Street, Chicago, Illinois                                                                  60607

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:              (888) 422-6562

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

On December 2, 2009, based on the recommendation of the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MB Financial, Inc. (the “Company”), the Board approved adjustments to the base salaries of Mitchell Feiger, President and Chief Executive Officer, and Jill E. York, Vice President and Chief Financial Officer, to take effect January 1, 2010. The adjustments address the impact of the Interim Final Rule (“IFR”) on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the U.S. Department of the Treasury (the “Treasury”) on the compensation the Company is permitted to pay to Mr. Feiger and Ms. York. The IFR imposes compensation restrictions on TARP participants, such as the Company, which include a prohibition on the payment or accrual of bonuses (including equity based incentive compensation, other than long term restricted stock awards which comply with the IFR) to the Company’s five most highly compensated employees. The salary adjustments do not increase the executive’s target total compensation. The salary adjustments shift a portion of the executive’s total compensation to fixed from variable compensation consistent with the TARP restrictions. The Board or Committee may use permitted long-term restricted stock awards to deliver total compensation to the executives which reflect performance and market factors.

As a result of the salary adjustments, Mr. Feiger’s base salary will be increased by $471,000 to $1.1 million and Ms. York’s base salary will be increased by $156,000 to $450,000. The Board determined that for each executive, 60% of the salary adjustment will be paid in fully vested shares of MB Financial common stock (“Salary Stock”) issued under the Company’s Omnibus Incentive Plan and the remainder will be paid in cash.  The number of shares of Salary Stock issued to each executive will be determined each pay period by dividing the amount of salary to be paid in stock by the reported closing market price for the Company’s common stock on the pay date for such pay period (or if not a trading day, on the immediately preceding trading day).

As a condition of receiving the salary adjustment, Mr. Feiger and Ms. York will enter into agreements with the Company providing that the executive may not sell or otherwise transfer the shares of Salary Stock for two years, except in the event of disability or death. The salary adjustment amount will not be taken into account as “salary” or “compensation” for purposes of determining the retirement benefits provided to Mr. Feiger under his employment agreement. Finally, the Board or Committee may, in its sole discretion and without the executive’s consent, suspend, modify or terminate this compensation structure at any time.

In addition to the salary adjustments, the Board, based on the recommendation of the Committee, approved long-term restricted stock grants to Mr. Feiger, Ms. York and Burton J. Field, Vice President and President of Lease Banking, of 5,876, 2,435 and 2,806 shares, respectively. As required by the IFR, the restricted stock will not vest until the second anniversary of the date of grant, provided the executive remains continuously employed with the Company (except in the event of death or disability or certain change in control events) and, once vested, the shares may not be sold or otherwise transferred by the executive except to the extent the Company has redeemed the preferred stock held by the Treasury.  The form of the restricted stock agreement for these grants is attached hereto as Exhibit 10.18C and incorporated herein by reference.

Retirement of Thomas Fitzgibbon

On December 1, 2009, Thomas Fitzgibbon, Executive Vice President and director of MB Financial Bank, President of MB Financial Community Development Corporation and President of the MB Charitable Foundation (who was a named executive officer in the Company’s 2009 proxy statement), has advised the Company that he will be retiring on January 8, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.18C         Form of the Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: 12/07/09	By:	/s/ Jill E. York
Jill E. York
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                      Description

10.18C                           Form of the Restricted Stock Agreement